AMENDED SCHEDULE II

DATED AUGUST 22, 2008

TO THE

CUSTODY AGREEMENT

BETWEEN OLD MUTUAL FUNDS III AND THE BANK OF NEW YORK

DATED FEBRUARY 19, 2008

SERIES

Old Mutual 2011-2020 Conservative Fund
Old Mutual 2011-2020 Moderate Fund
Old Mutual 2011-2020 Aggressive Fund
Old Mutual 2021-2030 Conservative Fund
Old Mutual 2021-2030 Moderate Fund
Old Mutual 2021-2030 Aggressive Fund
Old Mutual 2031-2040 Conservative Fund
Old Mutual 2031-2040 Moderate Fund
Old Mutual 2031-2040 Aggressive Fund
Old Mutual 2041-2050 Conservative Fund
Old Mutual 2041-2050 Moderate Fund
Old Mutual 2041-2050 Aggressive Fund
Old Mutual Heitman Global Real Estate Securities Fund

OLD MUTUAL FUNDS III		THE BANK OF NEW YORK

By:	/s/ Robert T. Kelly	By:	/s/ Joseph F. Keenan
Name:	Robert T. Kelly	Name:	Joseph F. Keenan
Title:	Treasurer	Title:	Managing Director